EXHIBIT 99.1

HEAT BIOLOGICS, INC. ANNOUNCES FORMATION OF CLINICAL ADVISORY BOARD WITH PREEMINENT IMMUNOTHERAPY AND ONCOLOGY EXPERTS

CHAPEL HILL, NC (February 3, 2014) – Heat Biologics, Inc. (NASDAQ: HTBX), a clinical stage biopharmaceutical company focused on the development of novel cancer immunotherapies, announced today the creation of a Clinical Advisory Board (CAB) to actively design and guide its clinical trials and the appointment of four leading oncologists to serve on this board. Justin Stebbing, M.D., Ph.D. will serve as Chairman of the CAB and chief medical advisor to Heat.

The CAB will work hand-in-hand with Heat’s clinical team, led by Melissa Price, Ph.D., Vice President of Clinical and Regulatory Affairs. Dr. Stebbing will serve as lead advisor on the Company’s clinical trials.

“The formation of our Clinical Advisory Board is important as we move forward with Phase 1/2 trials for our HS-410 bladder cancer and Phase 2 trials with our HS-110 lung cancer programs,” said Jeff Wolf, President and CEO of Heat Biologics. “By adding the insight and oncology expertise of these four preeminent clinicians to guide study design and execution, we intend to advance our clinical programs for our novel therapeutic vaccines.”

 “I believe Heat’s ImPACT therapy has enormous potential to unleash a powerful multi-pronged attack against an individual’s cancer,” said Dr. Stebbing. “I look forward to collaborating with the advisory board and the Heat team on its clinical development programs in an effort to ensure that we optimize study designs for a successful outcome to benefit cancer patients.”

Dr. Stebbing is currently a Professor of Oncology at Imperial College, London. He received his medical degree from Trinity College Oxford, completed his residency at The Johns Hopkins Hospital and his oncology training at The Royal Marsden and St Bartholomew’s hospitals. Dr. Stebbing’s post-doctoral research investigated the interplay between the immune system and cancer, specifically, the role of heat shock proteins in viral infections and tumorigenesis, assisting in the development of vaccines. Dr. Stebbing is a Fellow of the Royal College of Physicians and the Royal College of Pathologists.

Other newly appointed members of Heat’s CAB include Gary Acton, M.D., Llew Keltner, M.D., Ph.D. and Mark Schoenberg, M.D.

Gary Acton, M.D. has over twenty years of clinical, commercial and corporate pharmaceutical expertise in all stages of drug development for solid and hematological malignant indications, including successful U.S. NDA and European MAA approvals. Dr. Acton was formerly the Chief Medical Officer at Antisoma and originally studied medicine at Oxford and London Universities and obtained a number of post-graduate qualifications during his general medical and oncology training at a variety of London teaching hospitals.

Llew Keltner, M.D., Ph.D. is the founder and Chief Executive Officer of EPISTAT. Formerly, he was Chief Executive Officer of AgonOx, President of Novici Biotech, Chief Executive Officer and President of Light Sciences Oncology, and Chief Executive Officer of Metastat. Dr. Keltner received an M.S. in Epidemiology and Biostatistics, a Ph.D. in Biomedical Informatics, and an M.D. from Case Western Reserve University.

Mark Schoenberg, M.D. is the Bernard L. Schwartz Distinguished Professor of Urologic Oncology at The Johns Hopkins University with a clinical practice dedicated to treatment of invasive bladder cancer. Dr. Schoenberg received his M.D. from the University of Texas Health Science Center and completed residency at the Hospital of the University of Pennsylvania and a basic research and clinical urologic oncology fellowship at Johns Hopkins.

About Heat Biologics, Inc.

Heat Biologics, Inc. is a clinical-stage biopharmaceutical company focused on developing its novel, “off-the-shelf” ImPACT therapeutic vaccines to combat a wide range of cancers. Our ImPACT Therapy is designed to deliver live, genetically-modified, irradiated human cells which are reprogrammed to "pump out" a broad spectrum of cancer-associated antigens together with a potent immune adjuvant called "gp96" to educate and activate a cancer patient's immune system to recognize and kill cancerous cells. Heat’s HS-110 will be entering Phase 2 trials against non-small cell lung cancer and its HS-410 has entered Phase 1/2 clinical trials against bladder cancer.  For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding the potential for Heat’s ImPACT Therapy and the expected contributions of the members of the clinical advisory board. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability for Heat's ImPACT Therapy to perform as designed and the ability to successfully integrate the clinical advisory board members. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Heat Biologics, Inc. Contact Information:

Matthew Czajkowski Chief Financial Officer (919) 240 7133 matt@heatbio.com	Jenene Thomas Investor Relations Advisor Jenene Thomas Communications, LLC (908) 938-1475 investorrelations@heatbio.com

Source: Heat Biologics, Inc.

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